                                                                     Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER




                                  BY AND AMONG




                           ILLINOIS TOOL WORKS INC.,




                                 ITW ACQ. INC.




                                      and




                           MEDALIST INDUSTRIES, INC.

                               TABLE OF CONTENTS

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ARTICLE I       CERTAIN COMPANY ACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  Certain Company Action.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II      THE MERGER; EFFECTIVE TIME; CLOSING . . . . . . . . . . . . . . . . . . . . . . . .    2
     2.1  The Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     2.2  Effective Time.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     2.3  Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE III     SURVIVING CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     3.1  Articles of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     3.2  By-Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.3  Directors.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.4  Officers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
     3.5  Further Assurances.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE IV      CONVERSION OF SHARES IN THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . .    3
     4.1  Share Consideration for the Merger; Conversion of Shares in the Merger. . . . . . . . . .    3
     4.2  Exchange of Certificates; No Fractional Shares; Return of Certificates. . . . . . . . . .    5
     4.3  Transfer of Shares After the Effective Time.  . . . . . . . . . . . . . . . . . . . . . .    6
     4.4  Company Stock Options.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
     4.5  No Dissenting Shares.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF THE
                COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
     5.1  Corporate Organization and Qualification.   . . . . . . . . . . . . . . . . . . . . . . .    7
     5.2  Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.3  Authority Relative to Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
     5.4  Consents and Approvals; No Violation.   . . . . . . . . . . . . . . . . . . . . . . . . .    9
     5.5  SEC Reports; Financial Statements; Absence of Liabilities.  . . . . . . . . . . . . . . .   10
     5.6  Absence of Certain Changes or Events.   . . . . . . . . . . . . . . . . . . . . . . . . .   11
     5.7  Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
     5.8  Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
     5.9  Patents, Trademarks and Like Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     5.10 Existing Contracts or Commitments.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
     5.11 Inventories.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.12 Accounts Receivable.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.13 Vital Parent Statistics.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.14 Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.15 Minute Book and Stock Ledger.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.16 Sales Agency and Distribution Agreements.   . . . . . . . . . . . . . . . . . . . . . . .   16
     5.17 Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
     5.18 Employee Benefit Plans; Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . . .   18
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     5.19 Compliance With Laws and Regulations.   . . . . . . . . . . . . . . . . . . . . . . . . .   19
     5.20 Brokers and Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     5.21 Opinions of Financial Advisors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
     5.22 Certain Agreements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     5.23 Merger Proxy Statement.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     5.24 Accuracy of Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     5.25 Representations and Warranties.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF PARENT
                AND NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     6.1  Corporate Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . .   23
     6.2  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     6.3  Authority Relative to Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     6.4  Consents and Approvals; No Violation  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
     6.5  SEC Reports; Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.6  Merger Consideration.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.7  Information Supplied.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
     6.8  Interim Operations of Newco   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     6.9  Brokers and Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE VII     ADDITIONAL COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . .   26
     7.1  Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
     7.2  Acquisition Proposals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
     7.3  Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
     7.4  Access to Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     7.5  Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
     7.6  Indemnification of Directors and officers   . . . . . . . . . . . . . . . . . . . . . . .   30
     7.7  Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.8  NYSE Listing.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
     7.9  Merger Proxy Statement and Registration Statement   . . . . . . . . . . . . . . . . . . .   32
     7.10 Agreements of Affiliates.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
     7.11 Tax Representation Letter of Parent and Newco; No Disqualifying Action.   . . . . . . . .   34
     7.12 Tax Representation Letters of Holders of Shares.  . . . . . . . . . . . . . . . . . . . .   34
     7.13 Tax Representation Letter of the Company; No Disqualifying Action.  . . . . . . . . . . .   34
     7.14 Supplemental Indenture of 7 1/2% Convertible Subordinated Debentures.   . . . . . . . . .   34

ARTICLE VIII    CONDITIONS TO CONSUMMATION OF THE MERGER  . . . . . . . . . . . . . . . . . . . . .   34
     8.1  Conditions to Each Party's Obligations to Effect the Merger   . . . . . . . . . . . . . .   34
     8.2  Additional Conditions to the Obligations of Parent and Newco  . . . . . . . . . . . . . .   35
     8.3  Additional Conditions to the Obligations of the Company   . . . . . . . . . . . . . . . .   36

ARTICLE IX      TERMINATION; AMENDMENT; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . .   38




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     9.1  Termination by Mutual Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     9.2  Termination by Either Parent or the Company   . . . . . . . . . . . . . . . . . . . . . .   38
     9.3  Termination by Parent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     9.4  Termination by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     9.5  Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
     9.6  Extension; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
     9.7  Special Fees and Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

ARTICLE X       MISCELLANEOUS AND GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.1  Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.2  Survival of Representations and Warranties;
           Survival of Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.3  Modification or Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
     10.4  Waiver of Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     10.5  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     10.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     10.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
     10.8  Entire Agreement: Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     10.9  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
     10.10  Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     10.11  Obligation of Parent.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     10.12  Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
     10.13  Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46



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                                      iii
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                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 8, 1996, by and among Illinois Tool Works Inc., a Delaware corporation ("Parent"), ITW ACQ. Inc., a Wisconsin corporation and a direct wholly owned subsidiary of Parent ("Newco"), and Medalist Industries, Inc., a Wisconsin corporation (the "Company"),


                                    RECITALS

          WHEREAS, the Board of Directors of the Company has, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

          WHEREAS, each of the parties hereto intends that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code (defined below).

          WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                   ARTICLE I

                             CERTAIN COMPANY ACTION

          1.1 Certain Company Action. The Company hereby represents that the Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Merger, and that such approval constitutes approval of this Agreement and the Merger for purposes of Section
180.1141 of the WBCL with the effect that any "business combinations" (as defined in Section 180.1140 involving the Company and Parent or Newco is not delayed for the three-year period specified therein and (ii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if there exists at such time a proposal for a Third Party Acquisition (defined in Section 9.7) and in the judgment of the Board of Directors, after consultation with Company counsel, such withdrawal, modification or amendment is required by its fiduciary duties to the Company's shareholders or other constituencies under applicable law.

                                   ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

          2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Company and Newco are sometimes collectively referred to herein as the "Constituent Corporations". The Merger shall have the effects set forth in the WBCL.

          2.2 Effective Time. Parent, Newco and the Company will cause appropriate Articles of Merger (the "Articles of Merger") to be executed and filed on the date of the Closing (as defined in Section 2.3) (or on such other date as Parent and the Company may agree) as provided in the WBCL. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the State of Wisconsin or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time".


          2.3 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Jenner & Block, One IBM Plaza, Chicago, Illinois, at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."


                                  ARTICLE III

                             SURVIVING CORPORATION

          3.1 Articles of Incorporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

          3.2 By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

          3.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

          3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

          3.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out and effectuate the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out and effectuate the purposes of this Agreement.


                                   ARTICLE IV

                       CONVERSION OF SHARES IN THE MERGER

          4.1 Share Consideration for the Merger; Conversion of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or of capital stock of Newco:

                (a) Each share of common stock, par value $1.00 per share, of the Company (singly, "Share" and plural "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Newco, or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be converted into a fraction of a share of common stock, without par value, of Parent ("Parent Common Stock") equal to that fraction (the "Per Share Conversion Ratio") of which the numerator is $14.50 (the "Company Valuation") and the denominator is the average per share closing price on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported on the NYSE Composite Index) during the 10 consecutive trading days ending on the second trading day prior to the Effective Time (the "Average Closing Price"). The fraction of a share of Parent Common Stock into which a Share is converted pursuant to the Merger is referred to herein as the "Merger Consideration").

                (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                (d) If, between the date of this Agreement and the Effective Time, the outstanding Shares or the Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or with respect to any such event there be declared a record date within said period with a distribution date after the Effective Time or a stock dividend on the Shares or the Parent Common Stock shall be declared with a record date within said period, the Per Share Conversion Ratio shall be appropriately adjusted.





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

          4.2 Exchange of Certificates; No Fractional Shares; Return of Certificates.

                (a) Except as set forth in Section 4.1 above, from and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding Shares shall be entitled to receive in exchange therefor, upon surrender thereof to a bank or trust company selected by Parent (the "Exchange Agent"), a certificate or certificates representing the number of shares of Parent Common Stock into which such holder's Shares were converted and, if applicable, payment for any fractional shares in accordance with Section 4.2(b). No holder of a certificate or certificates which immediately prior to the Effective Time represented Shares shall be entitled to receive any dividend or other distribution from Parent until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of Parent Common Stock. Upon such surrender, there shall be paid to the holder thereof the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the failure to surrender such certificates, with respect to the number of whole shares of Parent Common Stock represented by the certificates issued upon such surrender. From and after the Effective Time, Parent shall, however, be entitled to treat such certificates for Shares which have not yet been surrendered for exchange as evidencing the ownership of that number of shares of Parent Common Stock into which the Shares represented by such certificates shall have been converted, notwithstanding any failure to surrender such certificates. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Parent, Newco nor the Company shall be liable to any holder of Shares for any shares of Parent Common Stock (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (b) No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented Shares; no dividend or other distribution of Parent shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. In lieu of any fractional shares, each holder of certificates formerly representing Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon surrender of all of the certificates formerly representing Shares registered in the name of such holder shall be paid by the Exchange Agent an amount of cash (without interest) equal to the Average Closing Price multiplied by the fraction of a share of Parent Common Stock the holder would otherwise be entitled to receive.

                (c) One hundred eighty (180) days after the Effective Time all shares of Parent Common Stock, and all dividends or other distributions on Parent Common Stock which have been received by the Exchange Agent and have not been distributed as hereinbefore provided, shall be returned to Parent or its agent and the duties of the Exchange Agent with respect thereto shall thereupon terminate; thereafter, subject to applicable law, any holder of Shares who has not theretofore surrendered the holder's certificate or certificates formerly representing Shares in exchange for the Merger Consideration shall be entitled upon surrender of such certificate or certificates to Parent or its agent to receive a certificate for the number of whole shares of Parent Common Stock into which the holder's Shares shall have been converted pursuant to the Merger, the amount (without interest thereon) of all dividends and other distributions which have theretofore become payable with respect to such shares of Parent Common Stock and the amount (without interest thereon) of any payment due the holders on account of fractional shares, if any, of Parent Common Stock.

          4.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

          4.4 Company Stock Options. After the Effective Time, each option ("Option") to purchase shares which has been granted under the Company's 1990 Stock Option Plan and the Company's 1994 Stock Option Plan (together, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, will automatically be converted into that number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Option at the Effective Time by a fraction equal to (a) the amount by which the Company Valuation exceeds the option exercise price divided by (b) the Company Valuation, and then (c) multiplying the quotient by the Per Share Conversion Ratio. The Company will use its best efforts to obtain an agreement from each holder of an Option, in form and substance satisfactory to Parent, to the effect that (i) the Option holder consents to the conversion of the respective Option in accordance with this Section 4.4, (ii) the conversion satisfies all obligations of the Company and of

Parent under the Option, and (iii) upon receipt of Parent Common Stock (net of applicable tax withholding) pursuant to the conversion, neither the Company nor Parent shall have any obligations to the holder under the Option.

          4.5 No Dissenting Shares. The parties hereto acknowledge that under the WBCL the shareholders of the Company are not entitled to dissent from the Merger and require appraisal of their Shares.


                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The schedules called for by the Company's representations and warranties in this Article V have been prepared by Company management without full involvement of non-management personnel because of the confidential nature of this Agreement. Although management believes all of the information is accurate and (except in respect to lists of intellectual property, permits and contracts) complete, the Company shall have the right to complete or supplement Schedules 5.9, 5.10, 5.16 and 5.19 within five business days after pubic announcement of this Agreement (the "Schedule Supplement"). Parent shall have the right to terminate this Agreement by written notice to the Company within three business days after receipt of the Schedule Supplement if Parent in its sole discretion determines that the information contained in the schedules as supplemented constitutes, or is likely to have, a Significantly Material Adverse Effect (defined in Section 10.10). In the event Parent terminates this Agreement pursuant to the foregoing provision, this Agreement shall become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, except that the Confidentiality Agreement shall survive and each party shall pay its own expenses incurred in connection with this Agreement. In the event Parent does not terminate this Agreement pursuant to the foregoing provision, the Schedule Supplement shall be deemed delivered as of the date of this Agreement and made a part of the Company's schedules to this Agreement.

          Subject to the foregoing paragraph, the Company hereby represents and warrants to Parent and Newco that:

          5.1 Corporate Organization and Qualification. Each of the Company and its subsidiaries (as hereinafter defined in Section 10.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws. Set forth in Schedule 5.1 is a list of all subsidiaries of the Company and the jurisdictions in which the Company and each of its subsidiaries are qualified or otherwise authorized to do business.

          5.2 Capitalization. The authorized capital stock of the Company consists of (i) 10,000,000 Shares of which, as of the date of this Agreement, 3,873,398 Shares are issued and outstanding and (ii) 10,000 shares of preferred stock, par value $100.00 per share, none of which is issued or outstanding, and
(iii) 20,000 shares of preferred stock, par value of $50.00 per share, none of which is outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, 180,214 Shares were reserved for issuance upon exercise of outstanding options pursuant to the Option Plans and 413,867 Shares were reserved for issuance on conversion of the Company's
7 1/2% Convertible Subordinated Debentures Due 2001.  Except as set forth on
Schedule 5.2, as of the date hereof all outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 5.2, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries.

          5.3   Authority Relative to Agreement.

                (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the shareholders of the Company in accordance with the WBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions (including the Merger) contemplated herein, including but not limited to, all actions required to render the provisions of Section 180.1141 of the WBCL restricting business combinations with "Interested Shareholders" inapplicable to such transactions.

          5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"),
(iii) the filing of the Articles of Merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (vii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets; (c) except as set forth in Schedule 5.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or shall be obtained prior to the Effective Time; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets.

          5.5   SEC Reports; Financial Statements; Absence of Liabilities.

                (a) Prior to the date of this Agreement the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1991 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) The consolidated balance sheets and the related statements of consolidated income, shareholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at September 30, 1995, including the notes thereto, contained in the Company SEC Reports (the "Company 9/30/95 Balance Sheet"), neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1995, or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                (d) Except as may be set forth on Schedule 5.5, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) under any contract, order or commitment expected to be or previously performed at a loss or other contingent liability except for (i) expected losses and contingent liabilities known to the Company for which adequate reserves are reflected in the Company 9/30/95 Balance Sheet, (ii) those arising in the ordinary course of business subsequent to the date of the Company 9/30/95 Balance Sheet, or (iii) those which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          5.6 Absence of Certain Changes or Events. As of the date of this Agreement, except as disclosed in the Company SEC Reports, as set forth on
Schedule 5.6 or contemplated by this Agreement, since December 31, 1994: (i) the business of the Company has been carried on only in the ordinary and usual course and in a manner consistent with past practices; (ii) the Company has not suffered any Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (v) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) there has not been any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company taken as a whole other than those in the ordinary course of business; (vii) there has been no change by the Company in accounting principles, practices or methods; (viii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (ix) there has not been any increase in the compensation payable or to become payable by the Company or its subsidiaries to any of their respective officers, or any significant increase in the compensation payable to other employees or agents of the Company or any of its subsidiaries or any adoption of any bonus, pension, retirement, profit sharing, or stock option plan, arrangement or agreement made to or with any of such officers of employees; (x) there has not been any labor strike or threat thereof or labor trouble or other business event or condition which is likely to have a Material Adverse Effect; and (xi) neither the Company nor any of its subsidiaries has engaged in any transaction of a kind that would be prohibited after execution and delivery hereof pursuant to the second sentence of Section
7.1 hereof.

          5.7 Litigation. Schedule 5.7 sets forth a list of all suits, actions, claims, proceedings, disputes and complaints involving potential loss or liability of $10,000 or more. Except as set forth in Schedule 5.7, neither the Company nor any of its subsidiaries has received notice or complaints of noncompliance with any laws or rules and regulations promulgated thereunder relating to occupational safety, environmental matters, equal opportunity, fair employment, product labeling or similar laws or regulations affecting its business and operations which have not been finally resolved. The Company SEC Reports accurately disclose in all material respects as of the date of this Agreement all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which are required to be disclosed therein by the Securities Act and the Exchange Act. Except as disclosed in Schedule 5.7, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. Except as disclosed in Schedule 5.7, neither the Company nor any of its subsidiaries is subject to any judgment, injunction, order, award or decree entered in any lawsuit or proceeding which has or is reasonably expected to have a Material Adverse Effect.

          5.8   Property.

                (a) The Company and its subsidiaries have good and marketable title to all of the properties and other assets reflected in the Company 9/30/95 Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business) and except as shown in Schedule 5.8, their properties are not subject to any mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, including leasehold interests, except for liens securing specified liabilities as set forth on the Company 9/30/95 Balance Sheet (with respect to which no default exists), liens for current taxes not in default, and minor imperfections in title, which are not substantial in amount, do not materially detract from the value of the property subject thereto, or materially impair their operations. All real estate leases of the Company and its subsidiaries are listed on Schedule 5.8.

                (b) The Company and its subsidiaries conduct their business in those buildings and upon that land (the "Real Property") listed in Schedule 5.8, which Real Property is adequate for conducting present and currently planned future operations. To the Company's knowledge, there are no claims made by any municipal or other authorities in connection with the Real Property for any violation of any applicable law, ordinance or regulation which is likely to have a Material Adverse Effect. Any buildings included in the Real Property are in good operating condition and in a reasonable state of repair and the same conform in all material respects with all applicable ordinances and regulations and building zoning, and other laws.

                (c) All of the machinery and equipment owned or leased by the Company and its subsidiaries and used in the conduct of their business is in good working order and repair, reasonable wear and tear excepted, and is in substantial conformity with all applicable ordinances, regulations and other laws. Other than minor office equipment leases, there are no leases of machinery and equipment, except as shown on Schedule 5.8.

                (d) Except as set forth in Schedule 5.8, the assets owned or leased by the Company or its subsidiaries constitute all of the assets which are being used in their business; all such tangible assets are in good repair (reasonable wear and tear excepted) and serviceable condition and suitable for the uses for which they are intended, and no notice of any violation of applicable ordinances or regulations relating to such assets or their use has been received.

                (e) The Company and its subsidiaries are in compliance with, and not in default under, their obligations under their leases for real and personal property and to the knowledge of the Company the other parties to such leases are not in default thereunder.

          5.9 Patents, Trademarks and Like Assets. All trademarks, trade names, copyrights and patents and applications therefor owned by or used by the Company or any of its subsidiaries in its business are listed and described in
Schedule 5.9 hereto. No proceedings have been instituted or are pending or, to the knowledge of the Company, threatened, which challenge the validity or the ownership of such trademarks, trade names, copyrights, patents and applications except as set forth in Schedule 5.9. The Company or any of the subsidiaries has no knowledge of the use or the infringement of any of such trademarks, trade names, copyrights, patents and applications by any other person except as set forth in Schedule 5.9. Neither the Company nor any of its subsidiaries, has entered into any patent or trademark license, technology transfer, or non-competition agreement relating to its business except as set forth in
Schedule 5.9. The Company and its subsidiaries own (or possess adequate and enforceable licenses or other rights to use) all trademarks, trade names, copyrights, patents, inventions and processes now used in the conduct of their business and to the knowledge of the Company no such use or any other practice with respect to the business of the Company and its subsidiaries conflicts or has conflicted with the rights of others except as set forth in Schedule 5.9.

          5.10  Existing Contracts or Commitments.  Except as listed on
Schedule 5.10, neither the Company nor any of its subsidiaries has any:

                (i) presently existing employment agreements, or bonus labor contract, or agreement for the purchase or sale of supplies, materials, services or finished products, other than agreements in the ordinary course of business, none of which individually or in the aggregate are material; or

                (ii) material contract or commitment extending beyond the Closing which is not cancelable on ninety (90) days or less notice to the other parties thereto; or

                (iii) contract, commitment or other arrangement involving the payment by or to it of more than $100,000; or

                (iv) contract or instrument, charter or other corporate restriction, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise.

True and complete copies of the agreements, plans, commitments and arrangements listed in Schedule 5.10 have been delivered to Parent, and the Company and its subsidiaries are currently in substantial compliance with all of the provisions of each of the same and of all other contracts or commitments to which they are parties.

          5.11 Inventories. The inventories of supplies, raw materials, work in progress and finished goods of the Company and its subsidiaries ("Inventories") as reflected in the Company 9/30/95 Balance Sheet are valued on a basis consistent with generally accepted accounting principles. All inventories of the Company and its subsidiaries as of the Closing will be good and merchantable at customary prices in the ordinary course of business and of a quality and quantity usable in ordinary limits as determined by past practice except to the extent reflected in appropriate reserves on the Company 9/30/95 Balance Sheet.

          5.12 Accounts Receivable. The accounts receivable relating to the Company and its subsidiaries arose for products or services delivered or performed and are collectible in the ordinary course of business, except for a maximum aggregate reserve for or allowance for uncollectible accounts of $653,077.

          5.13 Vital Parent Statistics. The Company and its subsidiaries have delivered to Parent true and complete lists as set forth in Schedule 5.13 as of the date of this Agreement, showing:

                (i) the names of all directors and officers of the Company and each of its subsidiaries and the trustees or administrative committee members of any pension or profit sharing plan of which the Company or any of its subsidiaries is the settlor;

                (ii) the names of all persons whose rate of compensation from the Company or any of its subsidiaries for their current fiscal year will be equal to or exceed $60,000;

                (iii) the name of each bank in which the Company, or any of its subsidiaries has an account, or safety deposit box, and the names of all persons authorized to draw thereon, or to have access thereto.

          5.14 Insurance. A true and complete list of all policies of insurance owned by or in which the Company or any of its subsidiaries has an interest is set forth in Schedule 5.14. The list also contains all claims for insurance losses in excess of $25,000 per occurrence, filed by the Company or any of its subsidiaries during the three-year period immediately preceding the Closing, including but not limited to workman's compensation, automobile and general and product liability.

          5.15 Minute Book and Stock Ledger. The minute books of the Company and each of its subsidiaries contain full and complete minutes of all annual, special and other meetings of the Board of Directors and shareholders since February of 1982, and any consents in lieu thereof of the respective entity, and the signatures therein are the true signatures of the persons purporting to have signed them. The stock ledgers of the Company and each of its subsidiaries are complete and all documentary stamp taxes, if any, required in connection with the issuance and transfer of the shares of the Company and each of its subsidiaries, have been affixed and cancelled.

          5.16 Sales Agency and Distribution Agreements. Except as set forth in Schedule 5.16, neither the Company nor any of its subsidiaries is a party to any sales agency or distributorship agreement or franchise which is not cancelable at any time and without cause. The Company has delivered to Parent a copy of each written, and a written summary of each oral, sales representative and distributor agreements currently in effect. To the knowledge of the Company, there is no pending or threatened claim against the Company or any of its subsidiaries based upon the termination thereof. To the knowledge of the Company, all of such agreements are valid, binding and in full force and effect, and there exists no default thereunder by the Company or any of its subsidiaries nor has any event occurred which with the passage of time or giving of notice would constitute such a default thereunder.

          5.17  Taxes.
                (a) The Company and its subsidiaries have filed when due all federal, state, local and foreign returns for Taxes (defined below) that any of them is required to file ("Tax Returns") and have paid all taxes shown to be due on those returns. The Company's Federal income tax returns for the periods up to and including December 31, 1989 have been audited by the Internal Revenue Service. The Company has delivered to Parent true and complete copies of its federal income tax returns for each of the three years ended December 31, 1992, 1993 and 1994. The Tax Returns reflect accurately all liability for Taxes for the periods covered thereby. All Taxes payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing, (i) no material claim for unpaid Taxes (x) to the best knowledge of the Company, has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or (y) is being asserted against the Company or any of its subsidiaries; (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority; (iii) no extension of time is in effect with respect to the filing of any Tax Returns, the payment of Taxes by the Company or any of its subsidiaries or any limitations period on the assessment of any Taxes of the Company or any of its subsidiaries; (iv) there is no Tax deficiency or to the knowledge of the Company any substantive basis on which any Tax deficiency might be asserted against the Company or any of its subsidiaries in excess of the reserve for Taxes set forth in the financial statements of the Company and its subsidiaries as of the respective dates thereof; and (v) there are no claims for refunds of Taxes of the Company or any of its subsidiaries pending.

                (b) Except for the group of which Company is presently the common parent corporation, neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations, within the meaning of
Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. All material elections with respect to Taxes affecting the Company or any of its subsidiaries as of the date hereof are set forth on Schedule 5.17. After the date hereof, no election with respect to Taxes will be made without the written consent of Parent.

                (c) The net operating loss carryovers of the Company for federal income tax purposes at December 31, 1994 of approximately $16,000,000 represent actual taxable losses incurred by the Company and/or its liquidated subsidiaries. These losses are available, within restrictions relating to the change of the Company's stock ownership under Section 382 of the Code, and the Separate Return Limitation Year rules under Section 1502 of the Code, to be offset against future profits of the Company or its successor in determining the amount of income subject to federal income tax. The utilization of these losses expire in 2006 to 2009 and management of the Company believes that as of the date of this Agreement there has not been a technical change of control under the Code or regulations thereunder which would adversely affect the utilization of these losses.

                (d) As used in this Agreement, "Tax" or "Taxes" shall mean any tax or taxes of any kind, including but not limited to those imposed on or measured by or referred to as income, gross receipts, capital, capital gains, sales, ad valorem, franchise, profits, license withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

          5.18  Employee Benefit Plans; Labor Matters.

                (a) With respect to all pension, profit sharing, bonus, disability, welfare or group insurance, deferred compensation, stock option, paid vacation and all other employee benefit plans, programs and arrangements maintained or contributed to by the Company or any of its subsidiaries (the "Company Plans"), except as set forth in Schedule 5.18 or the Company SEC Reports and except as would not in the aggregate have a Material Adverse
Effect: (i) each pension or profit sharing plan is qualified under Section 401(a) of the Code and each related trust is exempt from taxation pursuant to
Section 501 of the Code; (ii) each Company plan of the type and nature so required is in material compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has complied in all material respects with the reporting and disclosure requirements of applicable federal and state laws and regulations; (iii) no pension plan has any unfunded past service cost other than, if any, in accordance with and as set forth in its most recent actuarial evaluation nor has any incurred any "accumulated funding deficiency" as defined in ERISA; (iv) no employee benefit plan or related trust has had a "reportable event" as such term is defined in ERISA nor has any such plan or any "fiduciary" or "party-in-interest" or "disqualified person" entered into any "prohibited transaction" as such terms are defined in ERISA or the Code; (v) there are no actions, suits, or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, any facts which could give rise to any such actions, suits or claims against any employee benefit plan or the assets thereof; (vi) neither the Company nor any of its subsidiaries is a participating employer in any multiemployer plan as defined in 3(37) of ERISA or Section 471 of the Code;
(vii) neither the Company nor any of its subsidiaries maintains a plan which provides post-retirement health, medical or life insurance benefits for retired employees; (viii) each Company Plan required to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (ix) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; and (x) neither the Company nor any of its subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any liability. Except as set forth in Schedule 5.18 or the Company SEC Reports, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation). Schedule 5.18 includes a list of, and the Company has delivered to Parent a copy of, (i) all Company Plans, as amended to the date hereof, (ii) each summary plan description and statements of material modification, (iii) Form 5500, if required, together with audited financial statements, if any, for the most recent fiscal year of each such plan, (iv) each Internal Revenue Service determination letter (and related request therefor) with respect to each plan, (v) any trust agreements, insurance policies or administrative contracts with respect to such plans and,
(vi) in the case of a pension plan, the latest actuarial evaluation.

                (b) The Company has delivered to Parent a copy of all collective bargaining or other labor union contracts to which the Company or any of its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries as of the date of this Agreement. As of the date of this Agreement, there is no pending or threatened in writing labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may interfere with the respective business activities of the Company or its subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect.

          5.19  Compliance With Laws and Regulations.

                (a) Except as disclosed in Schedule 5.19, the Company and its subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. Without limiting the generality of the foregoing, as of the date of this Agreement, except as disclosed in Schedule 5.19, (i) the Company and each of its subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). The Company and each of its subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations with respect to the conduct of its business and maintenance and operation of their property, including but not limited to matters relating to the employment of labor, including the provisions thereof related to wages, hours, collective bargaining, equal employment opportunity and the payment of social security taxes.

                (b) Except as disclosed in Schedule 5.19 or in any other agreement contemporaneously entered into by the parties, to the knowledge of the Company: (i) each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, and approvals from governmental authorities and has made all notifications, reports and applications to governmental authorities which are legally required for the operation of the business or the ownership of the properties and assets of the Company and its subsidiaries (with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect) (collectively "Permits"); (ii) the Company and its subsidiaries are in full compliance with the terms of all Permits;
(iii) Schedule 5.19 lists all unexpired Permits currently held or applied for by the Company or its subsidiaries; and (iv) the business of the Company and its subsidiaries has not been and is not being conducted in violation of any law, ordinance, rule, regulation or other legal requirement.

                (c) The Company and its subsidiaries have not, except as detailed in Schedule 5.19, filed or made any notifications to any governmental authority respecting, and the Company and its subsidiaries have not been and are not, except as detailed in Schedule 5.19: (i) burying or dumping, or to the knowledge of the Company there has not been any leaking, tank failure, spillage, excessive evaporation, underground injection, or similar disposition of, any contaminants, oil, chemical product, or other pollutant in, on or upon premises owned, leased, or operated by any of them; (ii) or to the knowledge of the Company there has not been any discharge of pollutants, whether solid, gaseous, or liquid, from its manufacturing operations which has caused or may cause harm to human health or the environment; or (iii) to the knowledge of the Company there are no reasonable grounds for a claim against the Company or its subsidiaries, whether asserted or unasserted, based on any discharge of oil, chemical product, or other pollutant.

                (d) Schedule 5.19 lists, by company facility, all off-site locations or facilities to which each waste has been transported or conveyed for treatment, storage, disposal, re-use, recycling or other disposition during the last five years.

                (e) To the knowledge of the Company, there are no pending or threatened claims nor any reasonable basis for claims against the Company or its subsidiaries under any federal, state or local law or the common law relating to health, safety or the environment, except as detailed in Schedule 5.19.

                (f) Except as detailed in Schedule 5.19, after reasonable inquiry and to the knowledge of the Company, the Company and its subsidiaries do not own, possess, or control any polychlorinated biphenyls ("PCB") or PCB contaminated fluids or equipment, nor does any facility owned, leased or operated by the Company or its subsidiaries contain in or on its premises any waste, scrap, raw material, work-in- process, inventory, product, residue or other material or substance containing PCB.

                (g) Except as detailed in Schedule 5.19, after having made reasonable inquiry and to the knowledge of the Company, the Company and its subsidiaries do not own, possess or control any asbestos or asbestos containing materials, nor does any facility owned or operated by the Company or its subsidiaries contain in or on its premises any waste, scrap, raw material, work-in-process, inventory, product, residue, structural members, insulation, roofing material, building components, or other material or substance containing asbestos. Schedule 5.19 also sets forth the locations of any asbestos or asbestos containing material identified in response to the immediately preceding sentence of this paragraph.

                (h) Schedule 5.19 lists all hazardous substances owned, used, stored, or otherwise maintained on the premises of the Company or its subsidiaries, currently, or in the past three years, and, with respect to each such substance sets forth the approximate period of use, the average annual inventory maintained during such period, and the purpose or purposes for which such hazardous substance was used.

                (i) To the knowledge of the Company, there are no known pending or proposed environmental regulations, rules, ordinances, orders or other official actions of any authority which would have a material adverse effect on the business or operations of the Company or its subsidiaries.

          5.20 Brokers and Finders. Except as set forth in Section 5.21, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          5.21 Opinions of Financial Advisors. The Company has received the opinion of Robert W. Baird & Co. Incorporated ("Baird") to the effect that the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view (the "Fairness Opinion"), a copy of which opinion will be delivered to Parent upon receipt of the formal written opinion. The Company will include a copy of the Fairness Opinion in the Merger Proxy Statement (defined in Section 7.9) and Baird has authorized the inclusion of the Fairness Opinion in the Merger Proxy Statement. The Company has disclosed to Parent the amounts paid or payable to Baird in connection with the Fairness Opinion.

          5.22 Certain Agreements. Except as disclosed in Schedule 5.22, neither the Company nor any of its subsidiaries is party to any (i) agreements with any executive officer or other key employee of the Company or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          5.23  Merger Proxy Statement.

                (a) Any proxy or similar materials distributed to the Company's shareholders in connection with the Merger, including the Merger Proxy Statement (and any amendments or supplements thereto) will comply in all material respects with applicable federal securities laws and laws of Wisconsin and at the time that they or any amendments or supplements thereto, are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Merger Proxy Statement.

          5.24 Accuracy of Information. To knowledge of the Company, none of the information included in this Agreement or the schedules or other documents furnished or to be furnished by the Company or any of its authorized representatives to Parent or any of its representatives pursuant to this Agreement is or will on the Closing Date be false or misleading or make an omission as to any material fact required to be stated to make any of the statements therein made not misleading.

          5.25 Representations and Warranties. The representations and warranties of the Company contained in this Agreement in the aggregate, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Significantly Material Adverse Effect (defined in Section 10.10).


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                                   AND NEWCO

          Each of Parent and Newco represent and warrant jointly and severally to the Company that:

          6.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Each of Parent and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and By-Laws.

          6.2 Capitalization. The authorized capital stock of Parent consists of (i) 150,000,000 shares of common stock, without par value of which, as of November 30, 1995, 117,576,714 shares were issued and outstanding and
(ii) 300,000 shares of preferred stock, without par value per share, of which, as of the date of this Agreement, none are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

          6.3 Authority Relative to Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors, rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          6.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Securities Act, the Exchange Act and rules and regulations under such acts,
(iii) the filing of the Articles of Merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its subsidiaries conducts any business or owns any assets, or (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (c) except as set forth in Schedule 6.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this
Section 6.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets.

          6.5   SEC Reports; Financial Statements.

                (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1991 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (b) The consolidated balance sheets and the related statements of consolidated income, shareholders, equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          6.6 Merger Consideration. The shares of Parent Common Stock to be issued as Merger Consideration pursuant to the Merger upon issuance will be validly issued, fully paid and nonassessable shares of Parent Common Stock.

          6.7 Information Supplied. None of the information supplied by Parent or Newco in writing for inclusion in the Merger Proxy Statement will at the respective times that the Merger Proxy Statement, or any amendments or supplements thereto, is filed with the SEC and is first published or sent or given to holders of Shares for the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          6.8 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          6.9 Brokers and Finders. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.


                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

          7.1   Conduct of Business of the Company.

                (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement (including actions which may be required in the judgment of the Company's Board of Directors, after consultation with Company counsel, in order to comply with the Board of Director's fiduciary duties to the Company's shareholders and other constituencies under applicable law) prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent (which consent shall not unreasonably be withheld):

                     (i) except for shares to be issued or delivered pursuant to the Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

                     (ii) except pursuant to the Company's stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

                     (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy and per share amount and except for dividends by a wholly-owned subsidiary of the Company;

                     (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

                     (v)  adopt any amendments to its Articles of
     Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

                     (vi) except as set forth on Schedule 7.1(a)(vi), make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

                     (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company;


                     (viii) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

                     (ix) except as set forth on Schedule 7.1(a)(ix), pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director or officer, whether past or present;


                     (x) enter into any new or materially amend any existing employment or severance or termination agreement with any such director or officer;

                     (xi) except as set forth on Schedule 7.1(a)(xi) and except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; or

                     (xii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          7.2 Acquisition Proposals. The Company and its subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any proposal for a Third Party Acquisition (as hereinafter defined in Section 9.7(d)). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests which were not solicited by the Company after the date of this Agreement, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if (a) such entity or group has submitted a bona fide written proposal to the Board of Directors relating to any such transaction, and (b) the Board of Directors determines, in its good faith reasonable judgment after consultation with Company counsel, that failing to take such action would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law. The Company shall promptly notify Parent, if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Merger and other transactions contemplated by this Agreement. Except as set forth in this Section 7.2, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Newco, any affiliate or associate of Parent and Newco, or any designees of Parent or Newco) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company.

          7.3   Best Efforts.

                (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts (i) to obtain all necessary or appropriate waivers, consents and approvals, (ii) to effect all necessary registrations, filings and submissions (including, but not limited to, (A) filings under the Securities Act and under the Exchange Act, (B) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (C) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of the State of Wisconsin or of any other state or foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and (iii) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent.

                (b) Notwithstanding the foregoing, the Company shall not be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 7.3 if in the judgment of the Board of Directors after consultation with Company counsel such actions would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law.

          7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated October 31, 1995 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

          7.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

          7.6   Indemnification of Directors and officers.

                (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

                (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent may substitute therefor policies of, or self insure on, substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors and officers (the "Indemnified Parties").

                (c) This Section 7.6 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification obligations pursuant to this Section 7.6.

          7.7   Employees.

                (a) Except as set forth on Schedule 7.7(a), for a period of six months following the Effective Time, Parent agrees to cause to be provided employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its subsidiaries that in the aggregate are no less favorable to such employees than the Company Plans.

                (b) Parent acknowledges that the Surviving Corporation will honor the employment agreements, severance agreements and individual benefit arrangements listed on Schedule 7.7(b), all as in effect at the Effective Time.

          7.8 NYSE Listing. Parent shall use its best efforts to list, prior to the Effective Time, on the New York Stock Exchange, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger.

          7.9   Merger Proxy Statement and Registration Statement.

                (a) As soon as reasonably practicable after the date hereof, the Company shall:

                     (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as practicable after the date hereof for the purpose of considering and taking action upon the Merger;

                     (ii) prepare in accordance with the applicable provisions of the federal securities laws and Wisconsin laws a proxy statement for the Shareholders Meeting (the "Merger Proxy Statement") and include in the Merger Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger unless there exists at such time a proposal for a Third Party Acquisition and in the judgment of the Board of Directors after consultation with Company counsel, the inclusion of such recommendation would be a breach of its fiduciary duties to the Company's shareholders or other constituencies under applicable law; and

                     (iii) use its reasonable efforts (A) to obtain and furnish the information required to be included by it in the Merger Proxy Statement and, after consultation wit Parent and Newco, respond promptly to any comments made by the SEC with respect to the Merger Proxy Statement and any preliminary version thereof and cause the Merger Proxy Statement to be mailed to its shareholders at the earliest practicable time after the date hereof (subject to the effectiveness of the Registration Statement (defined in Section 7.9(b) below)) and (B) obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby unless there exists at such time a proposal for a Third Party Acquisition and, in the judgment of the Board of Directors after consultation with Company counsel, obtaining such approvals would be a breach of its fiduciary duties to the Company's shareholders or other constituencies under applicable law.

                (b) As soon as practicable after the date hereof, Parent shall prepare a registration statement (the "Registration Statement"), of which the Merger Proxy Statement shall be a part, under the Securities Act with respect to the shares of Parent Common Stock to be issued pursuant to the Merger and file the Registration Statement with the SEC.

                (c) In connection with the Merger Proxy Statement and the Registration Statement:

                     (i) the Company and Parent shall comply fully with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC under such acts applicable to the offering and sale of Parent Common Stock in connection with the Merger and the solicitation of proxies for the Shareholders Meeting;

                     (ii) if either Parent or the Company shall reasonably request to include in the Merger Proxy Statement or omit therefrom any statement in order that the Merger Proxy Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, the Merger Proxy Statement shall not be mailed to any shareholders of the Company without the mutual agreement of counsel for Parent and counsel for the Company that such statement need not be included in or need not be omitted from the Merger Proxy Statement; and

                     (iii) each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be necessary or as may be reasonably requested by the other party, in light of developments occurring after the date hereof, to ensure that the statements regarding the parties hereto and their affiliates and such transactions contained in the Merger Proxy Statement, as so supplemented, will not on the effective date of the Registration Statement or the date of the Shareholders Meeting or at the Effective Time include any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.

                (d) Parent shall take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock to be issued in connection with the Merger and the Company shall furnish all information concerning the Company and the holders of Shares and other assistance as Parent may reasonably request in connection with any such action.

          7.10 Agreements of Affiliates. Promptly after the Merger is submitted to a vote of the shareholders of the Company, the Company shall deliver to Parent a letter identifying all persons who are at the time of such vote, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to the Company on or prior to the Effective Time a written agreement in form and substance as previously approved by Parent or such other form approved by Parent providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Parent Common Stock acquired by such person except in compliance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder.

          7.11 Tax Representation Letter of Parent and Newco; No Disqualifying Action. Parent and Newco shall execute and deliver, at the Closing, the representation letter for tax purposes in the form previously approved by the Company or such other form approved by the Company. Neither Parent nor Newco will take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

          7.12 Tax Representation Letters of Holders of Shares. The Company shall use its reasonable best efforts to have the holders of Shares listed on
Schedule 7.12 execute and deliver, at the Closing, a representation letter for tax purposes in the form of previously approved by Parent and the Company for such other form approved by Parent and Company.

          7.13 Tax Representation Letter of the Company; No Disqualifying Action. The Company shall execute and deliver, at the Closing, the certificate and the representation letter for tax purposes in the form previously approved by Parent. The Company will not take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

          7.14 Supplemental Indenture of 7 1/2% Convertible Subordinated Debentures. At the Closing Parent, Newco and the Company shall enter into a supplemental indenture (the "Supplemental Indenture") with the trustee under the Indenture (the "Indenture") dated as of July 1, 1986 between the Company and The Marine Trust Company N.A., as Trustee, relating to the Company's 7 1/2% Convertible Subordinated Debentures Due 2001 (the "Convertible Subordinated Debentures"). The Supplemental Indenture shall provide for the right after the Effective Time to convert Convertible Subordinated Debentures into Parent Common Stock as contemplated by Section 10.15 of the Indenture. The Company shall timely make all appropriate notices required under the Indenture with respect to the Merger and the Supplemental Indenture.


                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

          8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) To the extent required by applicable law, this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable law and the Articles of Incorporation of the Company.

                (b) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

                (c) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

                (d) The Registration Statement covering shares of Parent Common Stock to be issued pursuant to the Merger shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

                (e) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

          8.2 Additional Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the Merger are subject to the satisfaction, unless waived in writing by Parent, of the following further conditions:

                (a) The representation and warranty of the Company set forth in Section 5.25 are true and correct both when made and as of the Closing as if made, at and as of such time.

                (b) the representations and warranties of the Company (excluding those in Section 5.25) shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made, at and as of such time other than changes resulting from actions expressly contemplated by this Agreement, unless such representations and warranties which are not true and accurate would not in the aggregate have a Significantly Material Adverse Effect;

                (c) the Company shall have performed its obligations hereunder required to be performed by it at or prior to the Closing;

                (d) all actions by or in respect of or filings with any governmental entity (other than the filing of the Articles of Merger), required to permit the consummation of the Merger shall have been obtained or completed;

                (e) since the date of this Agreement there shall not have occurred or be threatened any change in the financial condition, properties, businesses or results of operations of the Company or any of its subsidiaries that has or is reasonably likely to have a Significantly Material Adverse Effect, and Parent shall not have become aware of any fact (including, but not limited to, such change) that has or is reasonably likely to have a Significantly Material Adverse Effect;

                (f) Parent shall have received the executed letters of affiliates of the Company as contemplated by Section 7.10.;

                (g) Parent shall have received a copy of each of the representation letters of certain shareholders of the Company as contemplated by Section 7.12;

                (h) Parent shall have received a copy of the certificate and of the representation letter of the Company as contemplated by Section 7.13;

                (i) the Company and the trustee under the Indenture shall have executed and delivered the Supplemental Indenture;

                (j) Parent shall have received from the Company such certificate evidencing satisfaction of the conditions set forth in Section 8.2 as Parent may reasonably request; and

                (k) Parent shall have received the written opinion of Quarles & Brady substantially as set forth in Exhibit A hereto.

          8.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the

Merger are subject to the satisfaction (unless waived in writing by the Company) of the following further conditions;

                (a) the representations and warranties of Parent and Newco shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made at and as of such time other than changes resulting from actions expressly contemplated by this Agreement, unless such representations and warranties which are not true and accurate would not have a material adverse effect on Parent and its Significant Subsidiaries taken as a whole;

                (b) Parent and Newco shall have performed all of their obligations hereunder required to be performed by them at or prior to Closing;

                (c) since the date of this Agreement, there shall not have occurred or be threatened any change in the financial condition, properties, businesses, or results of operations of Parent or any of its significant Subsidiaries that has or is reasonably likely to have a material adverse effect on Parent and its significant Subsidiaries taken as a whole, and the Company shall not have become aware of any fact (including, but not limited to, such change) that has or is reasonably likely to have a material adverse effect on Parent and its Significant Subsidiaries taken as a whole or the value of the Parent Common Stock;

                (d) the Company shall have received the representation letter of Parent and Newco as contemplated by Section 7.11;

                (e) the Company shall have received from Parent and Newco such certificate evidencing satisfaction of the conditions set forth in Section 8.3 as the Company may reasonably request;

                (f) the Company shall have received the written opinion of Stewart S. Hudnut, Esq., the General Counsel of Parent, substantially as set forth in Exhibit B hereto; and

                (g) Parent, Newco and the trustee under the Indenture shall have executed and delivered the Supplemental Indenture.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

          9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

          9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if

                (i) any court of competent jurisdiction in the United States or any other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or

                (ii) the Merger shall not have become effective prior to June 1, 1996;

provided, that the right to terminate this Agreement pursuant to this Section
9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase.

     9.3   Termination by Parent.  This Agreement may be terminated by Parent if

                     (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is incapable of being cured prior to June 1, 1996;

                     (ii) either (a) the representation and warranty set forth in Section 5.25 shall not be true and correct or (b) any representation or warranty of the Company contained in this Agreement (except for those in Section 5.25) shall not be true and correct (except for changes permitted or contemplated by this Agreement and those representations which address matters only as of a particular date, which shall remain true and correct as of such date), except, in any case, such failures to be true and correct which in the aggregate are not reasonably likely to a have a Significantly Material Adverse Effect; provided, that such failure to be true and correct is incapable of being cured prior to June 1, 1996; or

                     (iii) the Board of Directors of the Company withdraws or materially modifies or changes its favorable recommendation of this Agreement or the Merger.

          9.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if;

                     (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is incapable of being cured prior to June 1, 1996;

                     (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date, which shall remain true and correct as of such date), except, in any case, such failures to be true and correct which in the aggregate are not reasonably likely to adversely affect Parent's or Newco's ability to complete the Merger; provided, that such failure to be true and correct is incapable of being cured prior to June 1, 1996; or

                     (iii) the Board of Directors of the Company withdraws or materially modifies or changes its favorable recommendation of this Agreement or the Merger if there exists at such time a proposal for a Third Party Acquisition and the Board of Directors of the Company after consultation with Company counsel determines that the failure to take such action would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law; provided, however, that such termination under this Section 9.4(iii) shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 9.7(a)) required to be paid pursuant to Section 9.7(a) and has paid to Parent $300,000 for Expenses (as defined in Section 9.7(b)) (the Parent hereby agrees to refund any excess of such amount over actual Expenses).

          9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, upon written notice to the other party given by the party entitled under Article IX to terminate this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section
9.5 and the provisions of Sections 9.7, 10.1 and 10.2 and the last two sentences of Section 7.4.

Nothing contained in this Section 9.5 shall relieve any party from liability for any breach of this Agreement.

          9.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

          9.7   Special Fees and Expenses.

                (a)  In the event that:

                     (i)  this Agreement shall have been terminated pursuant to
                Section 9.2(ii), 9.3(iii) or 9.4(iii) and within 12 months of such termination (x) a Third Party Acquisition shall occur, or
                (y) there is a letter of intent or similar instrument or other agreement between the Company and a Third Party (defined in Section 9.7(d)) for a Third Party Acquisition, or a public announcement by the Company of the Company's intention or plans to effect a Third Party Acquisition; or

                     (ii) any person or group (other than Parent or an
                affiliate of Parent) shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 20% (or which, assuming the maximum amount of securities which could be purchased, would result in any person or group beneficially owning more than 20%) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for a per Share consideration having a value greater than the Per Share Amount, and this Agreement shall have been terminated pursuant to
                Section 9.2(ii), 9.3(iii) or 9.4(iii); or

                     (iii) this Agreement is terminated pursuant to Section 9.3(iii) or 9.4(iii);

                then, in any such event, the Company shall pay the Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $1,650,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses; provided that, in the case described in clause (ii) of this Section 9.7(a), if
                (x) the Parent has terminated this Agreement and (y) the Board of Directors of the Company (A) shall not have withdrawn or modified in a manner adverse to Newco or the Parent its approval or favorable recommendation of this Agreement or the Merger, (B) shall not have approved or recommended the proposal of the person or group referred to in clause (ii) and (C) shall not have resolved to do any of the foregoing, the Company shall pay to the Company on such termination all Expenses and shall pay the Fee only if, within 12 months of such termination, a Third Party Acquisition shall occur.

                        (b) "Expenses" means all out-of-pocket expenses and fees up to $300,000 in the aggregate (including, without limitation, legal fees and expenses, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing or services for the Merger and any transactions contemplated thereby or structuring the transactions, and all fees of counsel, accountants, experts, consultants and soliciting or information firms to Parent and Newco, and all printing, mailing and advertising expenses) actually incurred or accrued by any of them or on their behalf in connection with the transactions, including, without limitation, any litigation related thereto and the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Newco in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and any transactions contemplated hereby and thereby and any litigation and any financing commitments or agreements relating thereto.

                        (c) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by the Parent and Newco (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.7, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Morgan Guaranty Trust Company of New York, from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

                        (d) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than the Parent, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by any Third Party of, or any divestiture or other transaction resulting in the Company owning less than, 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole as of the date hereof; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; or (iv) the adoption by the Company of a plan of liquidation or a plan of recapitalization or the declaration or payment of an extraordinary dividend.


                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

          10.1 Payment of Expenses. Except as provided under Article IX, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation or any Gains Taxes.

          10.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

          10.3 Modification or Amendment. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after any required approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

          10.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, applicable to contracts made and to be performed in that state, except (i) for Articles II, III and IV hereof and Section 7.9(a) which shall be governed by and construed in accordance with the laws of the State of Wisconsin and (ii) any other provisions relating to the internal governance of the Company and Newco or other corporate matters or actions which are taken pursuant to or in reliance on the statutory or judicial authority of Wisconsin, on the one hand, or Parent, on the other hand, shall be governed by the laws of the States of Wisconsin and Delaware, respectively.

          10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:


                (a)  If to the Company, to

                     Medalist Industries, Inc.
                     Two Park Plaza, Suite 150
                     Milwaukee, Wisconsin 53224
                     Attention:  President
                     (414) 359-3000 (telephone)
                     (414) 359-3005 (telecopier)

                     with a copy to:

                     Joseph D. Masterson
                     Quarles & Brady
                     411 East Wisconsin Avenue
                     Milwaukee, Wisconsin 53202
                     (414) 277-5169 (telephone)
                     (414) 271-3552 (telecopier)

                (b)  If to Parent or Newco, to

                     Illinois Tool Works Inc.
                     3600 West Lake Avenue
                     Glenview, IL  60025-5811
                     Attention:  Corporate Secretary
                     (708) 657-4074 (telephone)
                     (708) 657-4392 (telecopier)

                     with a copy to:

                     Charles J. McCarthy
                     Jenner & Block
                     37th Floor
                     One IBM Plaza
                     Chicago, Illinois 60611
                     (312) 222-9350 (telephone)
                     (312) 527-0484 (telecopier)


or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          10.8 Entire Agreement: Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

          10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to
Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

          10.10  Certain Definitions.  As used herein:

                (a) "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination involving a person or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, such person other than the transactions contemplated by this Agreement.

                (b) "Counsel". Any reference herein to "counsel" shall mean legal counsel.

                (c) "Knowledge of the Company". Any reference to "knowledge of the Company" shall mean the actual knowledge of an officer or director of the Company or of a subsidiary of the Company.

                (d) "Material Adverse Effect" shall mean any adverse change in the financial condition, business or results of operations of the Company or any of its subsidiaries which is material to the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions; for purposes of determining "material" within the meaning of the foregoing definition an amount in excess of $75,000 shall be deemed material.

                (e) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

                (f) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                (g) "Significantly Material Adverse Effect" shall mean an adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole in the amount of $2,000,000 or more.

          10.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

          10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.





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

          10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                               ILLINOIS TOOL WORKS INC.

                               By:/s/ Frank S. Ptak
                                  -----------------
                               Name: Frank S. Ptak
                               Title: Executive Vice President


                               ITW ACQ. Inc.

                               By:/s/ Thomas J. Hansen
                                  --------------------
                               Name: Thomas J. Hansen
                               Title: President


                               MEDALIST INDUSTRIES, INC.

                               By:/s/ James S. Dahlke
                                  -------------------
                               Name: James S. Dahlke
                               Title: President & CEO





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